CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
The OFFIT Investment Fund, Inc.

We consent to the use of our report dated February 19, 2002 for OFFIT Emerging Markets Bond Fund, a series of The OFFIT Investment Fund, Inc. incorporated herein by reference and to the reference to our firm under the caption "FINANCIAL STATEMENTS AND EXPERTS" in the Prospectus/Proxy Statement.

Boston, Massachusetts
August 21, 2002